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


TRW Analyst Teleconference Transcript
Prepared Remarks and Q&A
March 13, 2001

Prepared Remarks

[Operator Reads Instructions]

Ron Vargo
Thank you operator. Good morning ladies and gentlemen. This is Ron Vargo, Vice President, Treasurer, and head of Investor Relations for TRW.

The associated slides for today's presentation can be found on our website at www.trw.com. This presentation will also be available on TRW's website for the next week. For those of you listening to this as a rebroadcast on the web, this presentation is being given on March 13, 2002, and will not be updated.

Joining me this morning are Phil Odeen, TRW's chairman, and Bob Swan, our Chief Financial Officer.

Before we begin, I'd like to remind you that statements made during this call that are not historical facts may be forward-looking statements. Information regarding important factors that could cause actual results to differ materially from forward-looking statements can be found in TRW's latest Form 10-K.

With that, I would now like to turn the call over to Phil Odeen.

Phil Odeen
Thanks, Ron.  Good morning everyone and thank you for joining us.

As you have heard, after careful consideration, including a thorough review by our independent financial and legal advisors, our board of directors unanimously determined that Northrop's $47 offer is financially inadequate and not in the best interests of TRW's shareholders. Accordingly, our board recommends that TRW shareholders reject Northrop's offer and not exchange their shares.

As we indicated when we rejected Northrop's earlier proposal, this is all about shareholder value.

Our board believes that the $47 per share price is grossly inadequate and does not reflect the value of TRW's advanced portfolio of technology and unique market leading positions. $47 does not begin to recognize the value of TRW's franchise.

As we will discuss in greater detail, Northrop's offer is clearly an opportunistic attempt to acquire one of the industry's leading companies at a time when our future has never been brighter.

In contrast to this inadequate offer, we have a plan to deliver value superior to Northrop's offer by delevering our balance sheet, principally through the sale of our Aeronautical Systems Group and then spinning off our Automotive business to our shareholders in a tax-free transaction. We have been carefully considering this plan for some time and we're targeting completion by year-end.

SLIDE 3. As you know, TRW is a global leader in the defense, aerospace and automotive industries. Last year, we had $16.4 billion in sales - 64% of those sales in North America, 31% in Europe.

Let me take a few moments to review the strengths of our business. Our defense-related segments are poised for substantial growth. The U.S. defense budget is projected to have a 7.2% compound annual growth through the year 2006, and our space and defense businesses are in the "sweet spot" of this growth.

Our Automotive segment is also well positioned to benefit from the strengthening automobile market. Given recent positive economic data, a number of key analysts are raising their forecasts for 2002 North American automotive vehicle production to between 15.7 and 15.9 million units.

As a leading supplier to all the major civil and military aerospace programs in the Western world, we are in a strong position to capitalize on encouraging trends in the aerospace industry that will enhance our entire Aeronautical business, particularly spares and maintenance, repair and overhaul.

Our businesses are run by experienced managers, who are committed to taking TRW profitably to the next stage. These individuals are proof of the depth and quality of TRW's management team.

SLIDE 4. We took a number of actions in 2001 that are already bearing fruit. We're focused on five priorities - meeting commitments, debt reduction, growth, productivity and Six Sigma - and we will reap the benefits of these initiatives in 2002 and beyond.

In 2001, we met or exceeded EPS consensus expectations each quarter and generated $640 million in cash flow. Including an asset securitization, we reduced net debt by nearly $1 billion. We had a very strong year in winning new business. We ended 2001 with record backlogs of $4 billion in each of our Space Electronics and Systems businesses, for a total of $8 billion. We focused on competitiveness and reduced costs across our businesses and at our corporate headquarters. And we launched Six Sigma throughout the company and continue to make great progress in this area.

SLIDE 5. Now let me turn to our plan to enhance value for TRW shareholders.

First we remain on track to meet or exceed our 2002 earnings guidance of $3.30 per share. Second, we have made significant progress in deleveraging over the past several years. We will now accelerate our deleveraging initiatives through asset sales and have begun efforts to sell the Aeronautical Systems business. Finally, we intend to spin off Automotive into an independent, publicly traded company.

Our plan, which has been under consideration for some time, will enhance shareholder value through the creation of two "pure play" businesses appropriately capitalized and positioned to deliver superior returns. We will have a world class auto business and a terrific defense business with the wind at our back.

With that now, I will now ask Bob Swan, our CFO, to provide further details of our plan to enhance shareholder value. Bob?

                                   Bob Swan

Thanks Phil. I'm on Slide 6 now. As Phil indicated, an important element of our strategic plan is to accelerate our deleveraging.

Through a disciplined debt reduction program, TRW has made great strides in reducing our debt over the past few years. We ended 2001 with $5.8 billion of net debt, a reduction of nearly $1 billion year over year, including a receivables securitization program. Over the past three years, we have reduced our net debt by $3.9 billion.

Our plan in `02 is to reduce our net debt by an additional $1.6 billion - $2 billion, primarily through the sale of Aeronautical Systems, strong operating cash flow and the sale of certain non-core assets. We project pro forma net debt of between $3.8 billion and $4.2 billion by year-end 2002.

At these debt levels, we can capitalize two separate companies - Automotive and Systems, Space and Electronics - at levels that will provide the strategic and financial flexibility for them to succeed and prosper in their respective industries. Automotive's pro forma net debt would be $2.7 to $2.9 billion, or approximately 2.6 to 2.8 times our 2001 EBITDA. For Systems, Space and Electronics pro forma net debt would be $1.1 billion to $1.3 billion, or 2.5 to 2.9 times our `01 EBITDA.

SLIDE 7. A key element of our deleveraging initiatives is the sale of our Aeronautical Systems Group. It is a strong business with scale, global presence, and leading positions in its product lines. It is well positioned in new, successful platforms, has a track record of solid financial performance and generated $1.1 billion in sales during 2001.

We - and our financial advisors - believe this would be a very attractive asset in the market. We have had numerous expressions of interest from large, well-capitalized potential buyers and we are confident that we will be able to complete a sale on a tax-efficient basis.

SLIDE 8. After our debt levels have been reduced, we will be able to spin off our Automotive business to our shareholders in a tax-free transaction. This would result in an appropriately capitalized, pure play, independent company with a strong, seasoned management team. We are targeting to complete this transaction by year-end.

SLIDE 9. TRW Automotive business will be a very attractive public company, and by separating it we will highlight its value to the market. TRW Automotive would be one of the world's largest suppliers and one of the most diverse - whether by product, customer or geography.

The business has strong operating margins and generates strong cash flows. It is the world leader in some of the fastest growing segments of automotive supply, with leading technologies in passenger restraints, rollover protection, collision avoidance and electric steering. Our Automotive business is well positioned for the upturn in the auto cycle, as analysts continue to raise their estimates for North American vehicle production. John Plant and his team have done an outstanding job in leading this business, consolidating three Automotive businesses into a single organization, reducing their fixed cost structure base by $150 million in 2001, implementing a common set of operating practices and disciplines and presenting a single face to the customer

SLIDE 10. TRW Automotive business has a product mix, profitability and growth prospects among the best of its peers. The business had EBITDA of just over $1 billion in 2001 and we expect it will command a premium public market valuation multiple. We intend to capitalize the business conservatively with a leverage multiple in line with its peers.

SLIDE 11. After spinning off Automotive to shareholders, we will have a world-class Systems, Space & Electronics business. With 2001 sales of $5.2 billion, we project healthy growth in sales and EBIT in 2002.


The Systems, Space & Electronics business will be one of the world's largest system integrators and a world-class supplier of space, defense and communication products with an unparalleled track record in space missions. It will be able to capitalize on advanced technologies that are applied to critical defense requirements in areas such as missile defense, speed of light weaponry and homeland security to name just a few. These technologies are critical to the success of the U.S. defense transformation.

As you know, we've made substantial investments in commercializing technologies over the past several years. Recently, we've focused these investments on indium phosphide microchips for use in fiber optics and telecommunications and in commercial lasers. We are very optimistic about the market potential for these leading edge technologies.

SLIDE 12. The Systems, Space & Electronics business is well positioned to benefit from the most rapid growth in U.S. Defense spending since the early 1980s. Most of our programs are in the Procurement and Research Development Test and Evaluation portions of the budget - which are projected to grow 7-8% per year over the next 4 to 5 years.

SLIDE 13. Given the cutting-edge technology of the Systems, Space & Electronics business, and the fact that it is positioned in the "sweet spot" of defense transformation, we expect the business to be clearly valued as best of breed. This business had 2001 EBITDA of $446 million, excluding Aeronautical Systems. Based on our planned debt level of $1.2 to $1.4 billion, the leverage of the business compares favorably to its peers.

SLIDE 14. As we said at the beginning of this call, Northrop's $47 per share offer grossly undervalues TRW and only represents a 4 percent premium to the closing share price prior to Dave Cote's resignation on February 15th. Furthermore, there is no recognition of any inherent synergies in a change of control transaction. Peer trading multiples imply public trading values for our Systems, Space & Electronics and Automotive significantly in excess of Northrop's offer.

SLIDE 15. Our plan to enhance shareholder value would create two publicly -traded companies, each well capitalized and positioned strategically for success in their respective industries. This plan would be accomplished by deleveraging through the sale of Aeronautical Systems and other initiatives and the separation of Automotive through a tax-free spin-off to shareholders.

I'd now like to turn the call back to Phil.

                                  Phil Odeen

Thanks, Bob. To sum up, I want to reiterate that our board and management are focused on enhancing TRW's shareholder value. We are confident that our strategic plan will create value superior to Northrop's offer. We are ready to execute our value enhancing initiatives and look forward to completing this plan within six to nine months. We will keep you updated on the status of our value-enhancing plan as we proceed.

I am now happy to answer your questions. Operator . . .

Q&A Session

OPERATOR (O)
Thank you. At this time if you would like to ask a question, press star one. You will be announced prior to asking your question. Again, if you would like to ask a question, press star one. Thank you. One moment. You may ask your question. Sir, your line is open. Please state your company.

SO: Hi, good morning. This is Sam Otchere at Met Life Investments. Good morning, Philip, Ron and Bob.

Phil Odeen (P), Bob Swan (B): Good morning.

SO: My question is you did mention that your future has never been brighter, and the automotive sector looks good, I mean, going forward. If that is the case, why change the status quo? Why are you trying to spin off on the auto business? Why don't you try to fix what the problems are?

P: We believe we can create the most shareholder value by creating two independent pure play companies. Each one, we believe, we're confident will be traded at a multiple among the best of its peers, and we believe that approach will create the most shareholder value. Two independent companies, each performing well and valued well by the market.

SO: Can I ask one more follow up?

P: Of course.

SO: I'm looking at your proforma EBITDA numbers, and this looks to me like both companies will end up a high BB or as far below low BBB and high BB credit, and I did not see how that adds value. Can you comment on that?

B: But clearly, what this intent is about, if I could just kind of paraphrase
.... this plan is about shareholder value. Research analysts look at this company and its three component parts, commercial aero space, automotive and defense, and valued at some of the parts in the range of the mid-fifties up to $60 per share. This plan is about unleashing the value in the sum of the parts of the businesses. And we believe that these businesses, automotive and space and defense, on a stand alone basis with appropriate debt levels, are in much better strategic position to win in their market places than they are with the company as a whole.

SO: Thank you.

O: Steve Binder, you may ask your question.  Please state your company.

SM: Bear Sterns. Good morning. I just want to know, does this plan basically
.... a couple things. Number one is with respect to the aeronautical systems.
Have you talked about preliminary discussions? Has this been with just one potential buyer? Has it been multiple buyers?

P: We've had expressions of interest from a number of companies, Steve. They are, as we state, in negotiations with a potential buyer as we speak.

SM: And with respect to the remaining defense properties, is there a possibility still under this plan that you would just essentially auction off the remaining stub of systems integration and space and electronics?

P: Steve, our whole focus is shareholder value, and we are confident that we can generate far more shareholder value by splitting the company into two pure play companies, and the return to our shareholders will be dramatically better than they are to the $47 offer that Northrop's made.

SM: Okay, thank you.

O:  Ken Blaschke, you may ask your question.  Please state your company.

KB: Deutsche Bank, and Bob, can you talk about the timing of the auto spin? It looks as if your plans would require a sale to aerospace business before you spin the auto.

B: Yeah. Hi, Ken. You know, we've been looking at appropriately de-leveraging the company for a while now so we could put the two companies in pure play positions in their respective industries. So as you might imagine, we've been working on this for a while. We have a very detailed time plan that we feel we can execute effectively by the end of the year to spin off the automotive business.

As you know, one of the key elements of our plan along the way is to de-leverage the company. We made dramatic progress over the last three years. Last year in particular. And these plans, including the sale of aeronautical systems, will enable us to capitalize those businesses as we see appropriate.

KB: So you will have to sell aerospace before you spin auto under this plan.

B: We'll be working the two in parallel.

KB: Okay. And then, Phil, just to follow up on Steve's question. You know, is systems space and electronics big enough to stand alone for the next few years?

P: Absolutely. It's a great business. We're in the absolute sweet spot of defense transformation. You know, we've got a series of first rate businesses. We have an unparallel space record. I think it'll be a great company. It'll do just fine on its own. It'll be a five billion, growing to $6 billion company.

KB: So your plan is to keep it as a stand alone entity likely.

P: That is absolutely the direction we're going.

KB: Okay, thank you.

O: Mark McDonald, you may ask your question.  Please state your company.

MM: Hi, Capital Research. My question is on the process of splitting the company here. With the debt, after you sell AIS, will there be a tender for debt to kind of do de-leveraging? And then after that, are you just going to assign the different debt to different companies? Or is there going to be a more complicated process than that?

P: Bob, why don't you handle that?

B: Yeah, obviously the first step in the whole plan is to significantly reduce the debt levels currently that the company has. So that would be step number one. And clearly in a separation strategy, a key element of these two independent companies would have strong relationships with our bond holders, so they have the capacity to go out into the market place and raise money as they deem appropriate. So we will work with our bond holders to do this in a most effective manner. But clearly the point is that this company will be a $1.5 billion and $2 two billion less levered as we predict the end of '02.

O: Howard Rubell, you may ask your question. Please state your company...Brett Hoselton, you may ask your question. Please state your company.

BH: Brett Hoselton, McDonald Investments.  Good morning, gentlemen.

P,B: Good morning, Brett.

BH: Just so I understand, the $1.6 to $2 billion worth of debt reduction is made up of these three components, the sale of the aeronautical and the proceeds from that, the cash flow from operations and then other non-core asset sales. Is that correct?

P: That's correct, yes.

BH: Okay. I don't recall ... what was your cash flow expectations for 2002? I think it was like a half a $1 billion or ...

P: Yeah, Brett, back in January as we laid out our plans for the year, we said that we would generate $500 million in cash flow, roughly half from operating cash flow, and the other half from non-operating small asset divestitures.

BH: Okay. And the other non-core assets I would suspect are largely going to come out of the automotive operations. Is that a fair assumption?

P: You know, we're in the range of $200 to 300 million of non-operating cash flow. So as we look at those core assets, or look at those assets ... things that are non-core to our respective businesses.

BH: Excellent. Yep, that'll do. Thank you very much, gentlemen.

P: Thanks, Brett.

BH: Thank you.

O: Mark Kosnaric, you may ask your question.  Please state your company.

MK: Hi, it's Mark Kosnaric at Midwest Research. Can you speak to the capital spending requirements going forward for the two parts of business, and also kind of a related question is do you think the automotive business is ready to be a stand alone with regard to the level of restructuring? $150 million of cost reduction on a $10 billion business isn't a whole lot, and you know, you've just been reorganizing the thing. Is there, you know, more action that needs to occur there before the thing is really, you know, ready to stand on its own?

P: Yeah, we are very confident it's ready, but Bob, why don't you take him through some of the specifics.

B: Yes, first on the capital spending ... as we've indicated, we've made great progress in the company over the last couple of years, and that is including more effectively utilizing our existing asset base and reducing our reinvestment rate over the last couple of years from 1.4 to 1.1 to 1.2 times our depreciation. That has been a little bit lower in the automotive business and a little bit higher in the space and defense as we spend a little more capital to position ourselves with our growing back log. That plan really doesn't change a whole lot for '02. It's pretty consistent with how '01 shaped up.

In terms of the automotive business ... you know, this is a business that over the last several years, over the last three years has generated over $2 billion of operating cash flows. Again, a $10 billion business with strong operating margins with significant cash flow and generating capabilities on a stand alone basis. And we believe that it's well positioned to execute in the auto market.

MK: One follow up, if I could. On the Indium Phosphide program, would the intention be to go forward with that and is there a big slug of investment or capital required in the near term on that project?

B: Yeah, as we've said before we've made significant investments in Indium Phosphide and have what we believe is a leading technology position in that industry. Obviously, the market has not cooperated, but we do have a leading technology. We'll continue to look at ways to most effectively monetize that technology as we move forward.

MK: Thank you.

O: Andrew Casey, you may ask your question.  Please state your company.

AC: Prudential Securities.  Good morning.

P: Good morning.

AC: Just a couple of follow up questions. You laid out the timing for the automotive spin. Should we think of the aeronautical systems divestiture as in parallel with that time period, or do you think it'll be pulled forward?

P: You know, in parallel, yes ... a bit sooner, very possibly.

AC: Okay. And then given that the plan is to end up as two entities, is there any consideration being given to potentially reincorporate in a different domicile, in terms of maybe a different state? Or is that something you want to leave for later on for the two independent companies to discuss?

P: That's a decision those companies ought to make.  Obviously not ...

P: Clearly it's not on our radar screen right now.

AC: Okay, thanks.

O: Byron Callan, you may ask your question.  Please state your company.

BC: Merrill Lynch, and good morning, gentlemen.

P, B: Good morning, Byron.

BC: A couple of quick things. Can you just comment on the executive search? Are you kind of putting that on ice, or are you going to look for two separate individuals to run these new companies? Could you comment on that?

P: Byron, we are proceeding ahead with the search. We have a fine management team in place on both the automotive and the space and defense side. Very, very experienced leaders, very effective leaders. They've really done a great job in running those businesses. But we are proceeding to find a new CEO and we're in the early stage of that process. We're moving ahead.

BC: Okay. Second thing: is there any way you could break out, even on a proforma basis, the working capital allocations between maybe the three different businesses on a 2001 basis? You've talked about EBITDA. I'm curious about zeroing in on cash from operations.

B: Yeah, Byron, it's Bob.

BC: Yes.

B: In 2001, we indicated that we generated about $300 million of cash flow from working capital. The lion's share of that was from our automotive business, which I believe was in the $225 to $250 million range, and the remaining was primarily from our aeronautical systems business. But all told, I think each one of the businesses has done an excellent job in generating strong cash flows, in particular working capital in the last several years.

BC: Okay. And finally, Phil, you commented on the best of class for the defense and information technologies businesses. Do you think going forward, you guys have really only commented officially on 2002, but is this a business area that's going to grow about the pace of defense modernization, defense investment spending? Does it grow at a faster pace if you look at your plans over the next three or four years?

P: Well, my view strongly is that we should grow faster than that. You know, we're really in the sweet spot of defense transformation. Look at the areas we're in. We're in missile defense, we're in telecommunications, we have a very strong position in the whole Homeland Security area, and on and on and on, as you know. So we have very bright prospects and we believe this company is going to be a leader in its field.

BC: Terrific.  Thanks a lot and congrats.

P: Thank you.

O: Brett Hoselton you may ask your question.  Please state your company.

BH: Follow up question, gentlemen.  How are you?

P: Good.

BH: Let's see, in terms of any non-core asset sales, I guess the quick question is what stage are you at? Have you identified, have you had some inquiries, are you possibly in negotiations? Are we kind of in a preliminary stage or are we clearly far along the way there?

P: Bob, why don't you respond to that?

B: Yeah, Brad, you know, this is one that we've been working at for a while. You're well aware of how important de-leveraging the company is to us. We've made significant progress and we've looked at some non-core assets for a while now and we've made some pretty good progress in terms of some things that we can do. So this isn't a new wrinkle for us, this is something we've been actively working for a while. We're not prepared to announce anything at this stage.

BH: From a clarification standpoint, my understanding, if I'm not incorrect here, is the aeronautical business really has to go before the auto can spin. Is that correct?

B: Yeah, we believe that to effectively capitalize two pure play companies that proceeds from aeronautical will be very effective at reducing the debt load of the combined company today.

BH: And have you spoken to or laid out this plan, or at least preliminary inquired about with the rating agencies, with respect to what the rating might be for these two independent entities?

B: No, you know, all of our communication up to this stage with the rating agencies, as you might imagine we keep in close contact with them, has really been on our plans of a combined company and all of our de-leveraging initiatives, both in terms of the progress we've made and our plans for the future.

BH: But in terms of the slides, it looks like you're at least hoping that these are going to be two investment grade?

B: Our goal would be to make these two investment grade companies, that's correct.

BH: Okay, very good.  Thank you very much.

O: (Inaudible) you may ask your question.  Please state your company.

TY: It's Tom Yankou at Morgan Stanley. I just wanted some clarification on the status of the aeronautical sale. I think you said that you'd gotten numerous inquiries from well capitalized companies, but it sounded like you were in negotiations with one potential buyer. Is that accurate?

P: You're right, in terms of the many expressions of interest we've had in first rate companies, but we just aren't in a position to comment on the specifics of any negotiations.

TY: Okay. And in terms of the timing on when we might expect a definitive agreement on the aeronautical, is that a matter of weeks or months? I know the ultimate plan is going to be completed this year, but I was wondering when we might expect to see a definitive agreement on aeronautical?

P: Again, I just don't think it's appropriate to comment on that.

TY: Okay.  Will this plan or part of this plan require shareholder approval?

P: That's correct. The spin out of the automotive would require shareholder approval.

TY: Okay, and can you just clarify the tax implications of this plan?

P: Let me ask Bob to comment on that.

B: Yeah, you know, clearly we think that the spin of automotive can be done in a very tax efficient manner, and we've been working a detailed tax plan for a while now. We're very confident that it has the elements to make this tax efficient.

TY: Okay, would that tax efficiency be threatened if you would negotiate a change in control on the defense business after the fact?

B: Well, yeah, clearly our intentions would be to make this tax efficient to our shareholders, and we believe that the spin on automotive can be done in a tax efficient manner. What happens down the road after that I think is really
.... and the implications on the tax efficiency is really premature at this stage.

TY: Okay, great.  Thank you.

O: William Peck, you may ask your question.  Please state your company.

WP: Good morning. I'm with ING. I had a couple questions that have already been asked, but can you go through again the process of what's going to happen to existing and outstanding bonds? Somebody had already asked the question, but I don't think it was really answered.

P: Yeah, well, I think that the most important point first is that we'll continue to dramatically reduce our debt structure in the combined company over the course of the year. Secondly, as we split into two independent companies, obviously our intentions are to make those investment grade, independent companies where they will have the access to capital markets in the future. So we'll be working with our existing bond holders to do that in as efficient manner as possible.

WP: So in other words, you don't have a plan yet to figure out what the impact will be to existing bond holders.

P: We've been working with our advisors on what the most effective plan is to distribute the debt accordingly.

WP: Thank you.

O: Stephen Andrews, you may ask your question.  Please state your company.

SA: UBS Warburg. Most of my questions were answered, and in fact, Bill's question was mine. Just to clarify, it sounds like you're not planning to raise new debt at these different entities to pay off the old, but to keep the existing debt and split it between the two entities. Is that correct?

RV: This is Ron Vargo, the treasurer. You know, I think, as Bob said, step one, realize proceeds from divesting the aeronautics group. At that point, the company's debt will be lowered by $1.6 to $2 billion. Establish two well-capitalized companies, each of whom will be comparably capitalized to their peers. The steps that we'll take during that time have not been finalized yet, but we will be, you know, working closely with the bond holders with respect to those steps.

P: I'd like to suggest we take one more question.

SA: Could I have a follow up?

P: Of course, sure.

SA: On the tax free spin idea ... you've indicated that you've had some interest from various parties on your auto business, and my question is would any of those parties which have expressed interest so far qualify for Morris Trust reverse merger?

P: Yeah. We haven't really talked a whole lot about the details of the discussions we've had with interested parties as it relates to automotive. But clearly as we indicated, this transaction we're highly confident will be done in a very tax efficient manner.

As we've said earlier, we've looked at a lot of alternatives and we believe this is the best way to enhance value for our shareholders. We think this pure play defense company, a terrific line of product, is going to trade at a very good multiple. We believe that's really a great way to reward TRW shareholders.

SA: Thank you.

O: Cai von Rumohr, you may ask your question.  Please state your company.

CvR: Yes, SG Cowen. As you look at this defense business and this auto business, given that you're focused on increasing shareholder value, are you going to consider actively selling pieces of those off if there are bids, and is that something that would make any sense from a tax basis, or you know, kind of a basis of defense, just so low that selling pieces of that would not make any sense?

P: Our plan is to divest the aeronautical systems. We think it's a great business. It'll get a very good price, and that's our plan. We have the residual space defense system business and the automotive businesses are great businesses. We believe they'll be very successful in their market places, and that's our plan, that's our approach.

CvR: Okay, last one on the aeronautical. I mean, if you look at it, you obviously have separate businesses which might be of interest to different parties. I mean, does this look like kind of a split up makes any sense? Because, you know, there obviously are many, many interested parties. Or, you know, are you really interested in kind of getting it done quickly so that you're sort of leaning toward the, you know, sell it to one buyer?

P: Your point is right. We have a lot of interest here, but I don't think it would be appropriate to comment on the specifics of our negotiation.

CvR: Okay, thank you.

P: Again, this is Phil Odeen. I want to thank all of you very much for listening to our conference call today. We're very excited about the prospects for the new TRW, two separate low capitalized pure play companies. We think it'll deliver great value to our shareholders and we very much appreciate all of your support.

O: Thank you.  This includes today's TRW teleconference.

(Addendum)

Please note that this will confirm that, as set forth on Slide 6, Automotive's pro forma net debt would be approximately 2.7x to 2.9x 2001 EBITDA.


The directors and certain executive officers of TRW may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW's special meeting of shareholders under the Ohio Control Share Acquisition Statute. Information concerning such participants is contained in TRW's definitive proxy statement relating to TRW's 2002 Annual Meeting filed with the Securities and Exchange Commission on March 4, 2002 on
Schedule 14A.

This communication relates to Northrop Grumman's exchange offer commenced March 4, 2002. Shareholders of TRW are advised to read TRW's Solicitation/Recommendation Statement on Schedule 14D-9, filed March 13, 2002, as it may be amended from time to time, and TRW's PROXY STATEMENT FOR THE SPECIAL MEETING IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM TRW SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of TRW and other interested parties may obtain, free of charge, copies of the Schedule 14D-9, TRW's proxy statement and other documents filed by TRW with the SEC at the SEC's Internet Web site at http://www.sec.gov. Each of these documents may also be obtained, free of charge, by calling TRW Investor Relations at 216-291-7506.